Exhibit 4.6.1
SUPPLEMENTAL INDENTURE DELIVERED BY NEW GUARANTOR
This First Supplement to the First Supplemental Indenture (this “Supplement”), dated as of February 6, 2026, is entered into by and between Carefree Title Agency of Alabama, Inc., an Alabama corporation (the “New Guarantor”), and Regions Bank, an Alabama state bank, as trustee (the “Trustee”).
W I T N E S E T H
WHEREAS, Meritage Homes Corporation, a Maryland corporation (the “Issuer”) has executed and delivered to the Trustee that certain First Supplemental Indenture, dated as of March 6, 2025 (as may be amended and supplemented from time to time, the “First Supplemental Indenture”) to the Indenture, dated as of March 6, 2025 (the “Base Indenture” and, as supplemented by the First Supplemental Indenture, the “Indenture”), providing for the issuance of the 5.650% Senior Notes due 2035 (the “Senior Notes”); and

WHEREAS, Section 4.03 of the First Supplemental Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall fully and unconditionally guarantee all of the Issuer’s obligations under the Senior Notes and the First Supplemental Indenture on the terms and conditions set forth herein and under the First Supplemental Indenture (the “Guarantee”); and

WHEREAS, pursuant to the terms of the Indenture, the Trustee is authorized to execute and deliver this Supplement.

NOW THEREFORE, in consideration of the premises and the guarantee of the Senior Notes established by this Supplement, the New Guarantor and the Trustee mutually covenant and agree, for the equal and proportionate benefit of all such Holders, as follows:
    1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

    2. Agreement to Guarantee. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor hereby agrees, on a joint and several basis with all the existing Guarantors, to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Guarantee and in the Indenture including but not limited to Article VIII of the First Supplemental Indenture.

    3. Ratification of Indenture – Supplement Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplement shall form a part of the Indenture for all purposes, and every Holder of Senior Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
[Certificate of Authentication to Essent Group Ltd. [●]% Senior Note Due [●]]

    4. No Recourse Against Others. No recourse for the payment of the principal of or accrued and unpaid interest on any Senior Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture, in this Supplement or in any Senior Note, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Issuer or any New Guarantor or of any successor corporation, either directly or through the Issuer, any New Guarantor or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise. The waiver and release are part of the consideration for issuance of the Senior Notes.

    5. GOVERNING LAW. THIS SUPPLEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

    6. Severability Clause. In case any provision in this Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

    7. Counterparts. This Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplement and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplement as to the parties hereto and may be used in lieu of the original Supplement and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplement as to the other parties hereto shall be deemed to be their original signatures for all purposes.

    8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

    9. The Trustee. In entering into this Supplement, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity, execution or sufficiency of this Supplement other than as to the validity of its execution and delivery by the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which are made solely by the New Guarantor and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and attested, all as of the date first above written.

Dated: February 6, 2026

CAREFREE TITLE AGENCY OF ALABAMA, INC.
By:_ /s/ Hilla Sferruzza______________
Name: Hilla Sferruzza
Title: Executive Vice President, Chief Financial Officer and Assistant Secretary

MERITAGE HOMES CORPORATION
By:_ /s/ Hilla Sferruzza_______________
Name: Hilla Sferruzza
Title: Executive Vice President, Chief Financial Officer and Assistant Secretary

REGIONS BANK, as Trustee
By: /s/ Craig A. Kaye________________
Name: Craig A. Kaye
Title: Vice President

[Signature Page to First Supplement (5.650% Senior Notes)]